Exhibit 99

NEWS RELEASE

CONTACT:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

CTG REPORTS 2007 FIRST QUARTER REVENUE OF $80.0 MILLION AND

NET INCOME OF $.07 PER DILUTED SHARE

BUFFALO, N.Y. — April 24, 2007 — CTG (NASDAQ: CTGX), an international information technology (IT) staffing and solutions company, today announced its financial results for the 2007 first quarter which ended on March 30, 2007. CTG reported 2007 first quarter revenue of $80.0 million, compared with 2006 first quarter revenue of $83.6 million. Operating income was $1.3 million in the first quarter of 2007, compared with $1.6 million in the 2006 first quarter. CTG’s net income for the 2007 first quarter was $1.1 million or $0.07 per diluted share, a 43 percent increase from 2006 first quarter net income of $0.8 million, or $0.05 per diluted share. Net income for the 2007 first quarter earnings reflects the previously announced favorable net effect of a two cent per diluted share gain on the sale of stock CTG owned in a health benefits firm. Net income before equity-based compensation expense (1) for the 2007 first quarter was $1.2 million or $0.07 per diluted share, compared with $0.9 million or $0.05 per diluted share in the 2006 first quarter.

“We are pleased to report earnings at the high end of our guidance and revenues at the mid point,” said CTG Chairman and Chief Executive Officer James R. Boldt. “The year-over-year decline in revenue reflects the 2006 mid-year reduction in demand from a significant staffing customer offset in part by increased sales to other clients, including double-digit annualized revenue growth from our European business in the quarter. This activity enabled us to increase revenue over the 2006 fourth quarter as we continue growing our higher margin solutions business, particularly in the healthcare and European markets. Lower utilization of billable staff, which was partially the result of the redeployment of high-end consultants in our healthcare vertical to support business development activity on major proposals, contributed to the decline in operating income. We expect this investment to pay off in new business wins in our healthcare vertical beginning in the second half of the year which will support our focus in 2007 on further improving operating margins and our mix of more profitable solutions work.”

During the first quarter of 2007, CTG repurchased 50,000 of its shares in open market transactions, and has repurchased a total of 919,000 shares since it resumed the repurchase of its common stock in May 2005. To facilitate share repurchase, CTG announced the adoption of a 10b5-1 Plan on April 4, 2007 to allow for share repurchase during self-imposed blackout periods. As of March 30, 2007, the Company had 1.3 million shares available for repurchase.

Mr. Boldt commented, “We intend to remain an active purchaser of CTG’s shares based on our announcing a new one million share repurchase authorization in the 2007 first quarter and adopting a 10b5-1 Plan to facilitate share repurchase during our self-imposed blackout periods.”

CTG updated its earnings guidance for 2007. Based on first quarter results and current business and market conditions, CTG now expects that its 2007 net income per diluted share will range from $0.24 to $0.30, 14 to 43 percent above 2006 and that its 2007 net income before equity-based compensation expense (1) will range from $0.28 to $0.34, 17 to 42 percent above 2006.

CTG also issued guidance for the second quarter of 2007 with revenue expected to range from $82 million to $84 million. The Company projects 2007 second quarter net income per diluted share will range from $0.05 to $0.07 and that net income before equity-based compensation expense (1) for the quarter will range from $0.06 to $0.08.

Mr. Boldt concluded, “2007 is off to a strong start putting CTG on track for another year of double-digit earnings growth. We expect to continue to outperform many of our peers this year based on our strategy of offering high volume, low cost staffing support and in-demand niche solutions to higher growth vertical markets in North America and western Europe. We are pursuing significant opportunities across every area of our business with the greatest potential for new business in healthcare and Europe where demand continues to grow and our experience, expertise and offerings are a very strong fit with market needs.”

Backed by 41 years’ experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 3,300 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2006 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2006 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

(1)	On January 1, 2006, the Company adopted the provisions of FAS 123R, “Share-Based Payment” on a modified prospective basis, which required the Company to record equity-based compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption.

For the purposes of this calculation, Net Income and Net Income per Diluted Share before Equity-Based Compensation Expense excludes all equity-based compensation expense, net of income tax. Net Income and Net Income per Diluted Share before Equity-Based Compensation Expense are not measurements calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), and are not intended to be a replacement for, or considered to be more important than, net income or net income per diluted share calculated in accordance with GAAP. As the calculation of Net Income or Net Income per Diluted Share before Equity-Based Compensation are not in accordance with GAAP, the Company believes that the use of the calculations is significantly limited, and should only be used to compare net income or net income per diluted share on a year-over-year basis excluding equity-based compensation expense, net of income tax, as it is a non-cash expense item. To mitigate this limitation, the Company has provided net income and net income per diluted share calculated in accordance with GAAP, which should be the measurements utilized to analyze the Company’s financial results.

Other than to measure net income and net income per share year-over-year on a consistent basis excluding equity-based compensation expense, net of tax, the Company does not utilize Net Income or Net Income per Diluted Share before Equity-Based Compensation Expense for any other purpose.

CTG will hold a conference call on Wednesday April 25, 2007 at 10:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-428-4474 between 9:45 AM and 9:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time April 25, 2007 and 12:00 p.m. Eastern Time April 28, 2007 by dialing 1-800-475-6701 and entering the conference ID number 853902.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended
	March 30, 2007	March 31, 2006
Revenue	$80,016	$83,643
Direct costs	62,586	65,525
Selling, general and administrative expenses	16,150	16,557

Operating income	1,280	1,561
Other income (expense), net	514	(322)

Income before income taxes	1,794	1,239
Provision for income taxes	672	452

Net income	$1,122	$787

Net income per share:
Basic	$0.07	$0.05

Diluted	$0.07	$0.05

Weighted average shares outstanding:
Basic	16,368	16,549
Diluted	16,840	16,831

Calculation of Net Income and Net Income per Diluted Share before Equity-Based Compensation Expense (1)

	For the Quarter Ended
	March 30, 2007	March 31, 2006
Net income	$1,122	$787
Equity-based compensation, net of income tax	100	90

Net income before equity-based compensation expense	$1,222	$877

Net income per diluted share before equity-based compensation expense	$0.07	$0.05

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	March 30, 2007	March 31, 2006		March 30, 2007	March 31, 2006
Current Assets:			Current Liabilities:
Cash and cash equivalents	$5,004	$2,728	Accounts payable	$8,236	$7,820
Accounts receivable, net	55,708	53,108	Accrued compensation	24,513	26,604
Other current assets	4,339	3,826	Other current liabilities	7,210	6,808

Total Current Assets	65,051	59,662	Total Current Liabilities	39,959	41,232
Property and equipment, net	5,809	6,515	Long-term debt	2,600	995
Goodwill	35,678	35,678	Other liabilities	9,749	9,737
Other assets	8,297	8,357	Shareholders’ equity	62,527	58,248

Total Assets	$114,835	$110,212	Total Liabilities and Shareholders’ Equity	$114,835	$110,212

— END —

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.